Exhibit 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Charles R. Trego, Jr., SVP & CFO
Elmira, N.Y. 14902	(607) 378-4202

Hardinge Increases Third Quarter Net Sales and Earnings

2007 Performance Highlights:

•                  Net sales in the third quarter increased 6% over 2006 to $83.7 million

•                  Net income in the third quarter increased 35% over 2006 to $3.7 million

•                  Nine month net income increased 95% to $15.0 million

ELMIRA, N.Y. — November 8, 2007 — Hardinge Inc. (Nasdaq:HDNG), a leading international provider of advanced material-cutting solutions, generated increases in net sales, net income and earnings per share during the third quarter and nine months ended September 30, 2007 compared to the same periods in 2006.

The company increased third quarter net income to $3.7 million, a 35% improvement over third quarter 2006.  Third quarter results included an increase in net income due to a $1.4 million gain on the sale of an asset and a decrease in net income resulting from a decrease in net foreign exchange gain of $1.2 million.  Earnings per diluted share were $0.32 for the quarter, up $0.01 or 3% over third quarter 2006.  This reflects 2.6 million additional weighted average shares outstanding in the third quarter of 2007, a result of the company’s successful follow-on common stock offering in April 2007.

Hardinge increased its net income for the first nine months of 2007 by 95% to $15.0 million, compared to $7.7 million for the comparable period in 2006.  Net income for the first nine months included this same asset sale gain of $1.4 million, as well as a $0.3 million decrease in net income resulting from a reduced net foreign exchange gain.  Diluted earnings per share for the first three quarters of 2007 were $1.46, an increase of 66% over the prior year.  Weighted average shares outstanding for the nine months ended September 30, 2007 were 10.3 million, an increase of 1.5 million shares over the 2006 period.

“Our products today are some of the strongest, most capable products available anywhere in the world, and getting those products in the hands of customers is what will drive our continued growth in both the short- and long-term.  We are not satisfied with new order levels in certain key markets, and are taking steps to strengthen our various sales and product distribution channels,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer.

The following table summarizes orders by geographic region for the three and nine months ended September 30, 2007, compared to the same periods in 2006:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	(U.S. dollars in thousands)
	2007	2006	% Change	2007	2006	% Change
Orders from customers in:
North America	$28,861	$36,433	(21)%	$87,870	$99,615	(12)%
Europe	39,068	40,387	(3)%	124,875	104,992	19%
Asia & Other	15,481	15,383	1%	52,240	56,709	(8)%
	$83,410	$92,203	(10)%	$264,985	$261,316	1%

Orders for the third quarter were $83.4 million; a decrease of $8.8 million or 10% compared to the third quarter of 2006.  Orders for the nine months ended September 30, 2007 were $265.0 million, an increase of $3.7 million or 1% compared to the first nine months of 2006.

North American orders decreased during the third quarter and year-to-date 2007 when compared to the prior year primarily because 2006 included a significant portion of orders received at the International Manufacturing Technology Show held every other year during September, coupled with a softer economic environment in North America.

European orders decreased 3% during the third quarter of 2007 compared to a strong third quarter in 2006, although year to date orders in Europe increased 19%.  Since the third quarter of 2006, Hardinge has experienced a significant increase in its European order levels driven by strong demand for machine tools.  For the last five quarters, European orders have averaged $41 million per quarter, up more than 30% over the average of the five quarters which preceded that.  Although Hardinge did receive very good interest during EMO, the biennial international machine tool show held in Germany this past September, the company did not experience an immediate upswing in orders from the show since most orders will be processed through distributors versus directly with Hardinge.  Distributor orders generally are delayed to the manufacturer, as distributors may fill orders from their own stock of inventory before ordering new replacement machines.  Hardinge anticipates continued strong orders from Europe well into 2008.

“Asia and Other” orders increased 1% for the quarter and decreased 8% on a year-to-date basis.  The primary driver to reduced order performance on a comparable basis has been uneven demand patterns in the regions outside of China.  On a year-to-date basis, excluding the impact of a single, large $6.0 million turbine blade grinder order in 2006, “Asia and Other” would have increased 3%.

The following table summarizes the company’s net sales by geographic region for the three and nine month periods ended September 30, 2007 and 2006:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	(U.S. dollars in thousands)
	2007	2006	% Change	2007	2006	% Change
Net sales from customers in:
North America	$31,397	$29,709	6%	$91,990	$87,136	6%
Europe	38,040	26,917	41%	117,684	87,825	34%
Asia & Other	14,246	22,617	(37)%	50,685	58,236	(13)%
	$83,683	$79,243	6%	$260,359	$233,197	12%

Net sales for the quarter were $83.7 million, an increase of $4.4 million or 6% compared to the third quarter of 2006.  Net sales for the nine months ended September 30, 2007 were $260.4 million, an increase of $27.2 million or 12% compared to the nine months ended September 30, 2006.

The increase in North American net sales for the third quarter and year-to-date in 2007 compared to the same periods in 2006 resulted from a strong demand for grinding products offset by a reduction in turning products.

The European increase in net sales stems from continued strong growth in all product categories during both the quarter and year-to-date in 2007.

A significant portion of the decrease in net sales in “Asia and Other” is the result of non-recurring shipments of $5.9 million for the third quarter and $10.1 million year-to-date of specialty machines, which shipped in 2006 and did not repeat in 2007.  Excluding the impact of these specialty shipments, net sales in the third quarter of 2007 compared to 2006 would have decreased $2.5 million, while on a year-to-date basis net sales would have increased $2.5 million.  The company’s backlog in China has increased by $4.6 million since the end of the first quarter of 2007 due to tighter import restrictions by the Chinese government, which is attempting to encourage a greater use of products manufactured within their country.  The company had hoped to offset any decrease in Chinese imports with increased shipments from its Chinese production facility.  However, production output has not grown as quickly as anticipated, due to select supply chain issues, coupled with longer than anticipated start-up training for new employees.  Despite this, Hardinge believes it is making good progress eliminating these production bottlenecks and anticipates production reaching its planned levels in the first quarter of 2008.

Mr. Ervin continued, “Our key initiative at Hardinge is to continue growing our company by expanding our geographic reach and customer base from a sales and marketing perspective.  We currently have the product portfolio to support our growth goals.  However, most potential customers are not aware of what the new Hardinge group of companies can offer them.  To address this situation we will continue to invest in strengthening our marketing efforts and our worldwide sales and distribution network.”

The strengthening of foreign currencies relative to the U.S. dollar caused a favorable translation impact of $3.1 million and $8.1 million, respectively, on net sales for the three and nine months ended September 30, 2007 over the same periods in 2006.

Hardinge improved its gross profit by 9% to $26.2 million for the third quarter compared to its year-ago quarter, and raised its gross margin to 31.3% of sales, compared to 30.3% a year ago.  Gross profit for the nine months ended September 30, 2007 increased 18% to $83.4 million or 32.0% of net sales, compared to $70.5 million, or 30.2% of net sales for 2006.  These improvements continue to be driven by higher sales, as well as changes in channel and product mix.  Stronger foreign currencies relative to the U.S. dollar favorably impacted gross profit by $0.9 million and $2.4 million, respectively, during the three and nine months ended September 30, 2007, compared to the same periods in 2006.

Selling, general and administrative (SG&A) expenses were $22.5 million, or 26.8% of net sales, for third quarter 2007, an increase of $4.2 million or 23% compared to $18.3 million or 23.0% of sales, for third quarter 2006.  SG&A expenses were $62.1 million, or 23.8% of net sales for the nine months ended September 30, 2007, an increase of $6.3 million or 11% compared to $55.8 million, or 23.9% of net sales a year ago.  The increase is primarily due to: $1.6 million due to expansion of direct sales teams in the United States, Canada, and China; a $1.5 million decrease in net foreign exchange gains; other costs of $0.5 million and the strengthening of foreign currencies relative to the U.S. dollar, which had an unfavorable translation effect of $0.6 million.  Year-to-date these increases are primarily attributable to a  $2.9 million expansion of direct sales teams in the United States, Canada and China; the strengthening of foreign currencies relative to the U.S. dollar, which had an unfavorable translation effect of $1.8 million; and $1.6 million in other costs.

Net interest expense was $0.4 million for the quarter and $2.4 million for the nine months ended September 30, 2007, down from $1.4 million and $3.7 million for the same periods in 2006.

The provision for income taxes was $0.9 million and $5.3 million for the three and nine months ended September 30, 2007, compared to $1.6 million and $3.3 million for the three and nine months ended September 30, 2006.  The effective tax rates were 19.8% and 26.0% for the three months and nine months ended September 30, 2007, compared to 36.7% and 30.1% for the same periods of 2006.  The primary driver for these differences was the mix of earnings by country.  Additionally, the 2007 rates include the non-taxable, one-time gain on the sale of the Exeter facility previously discussed above.

Dividend Declared

On November 6, 2007, the company’s Board of Directors declared a cash dividend of $0.05 per share on Hardinge common stock, payable on December 10, 2007 to shareholders of record as of November 30, 2007.

Investor Conference Call Today

Hardinge will host a conference call at 11:00 a.m. (Eastern) today to provide additional detail related to third quarter performance.  The call can be accessed by dialing 1-866-838-2057 (or 904-596-2360 outside the U.S. or Canada), or via the internet live at http://videonewswire.com/event.asp?id=43603.  It may also be accessed in replay form within the “Investor Relations” section at the company’s website, www.hardinge.com, where it will be posted for one full year.  Investors may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 222918 (or 904-596-3174 outside the U.S. or Canada).  This recording will be available throughout the fourth quarter ending December 31, 2007.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The company’s products are distributed to most of the industrialized markets around the world and, in 2006, more than 60% of sales were from outside of North America.  Hardinge has a diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers, which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The company has manufacturing operations in the United States and Switzerland, and assembly operations in Taiwan, China and the United Kingdom.  Hardinge’s common stock trades on the Nasdaq Global Select MarketSM under the symbol, “HDNG.”  For more information, please visit www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended).  Such statements are based on management’s current expectations that involve risks and uncertainties.  Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements.  For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements.  The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

-Financial Tables Follow-

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

Assets

Current assets:
Cash	$11,526	$6,762
Accounts receivable, net	74,746	73,149
Notes receivable, net	2,222	4,930
Inventories, net	162,504	132,834
Deferred income tax	745	747
Prepaid expenses	10,228	9,216
Total current assets	261,971	227,638

Property, plant and equipment:
Property, plant and equipment	177,920	176,754
Less accumulated depreciation	117,516	112,702
Net property, plant and equipment	60,404	64,052

Other assets:
Notes receivable, net	2,077	1,983
Deferred income taxes	100	246
Other intangible assets	12,086	11,849
Goodwill	22,017	19,110
Other long-term assets	2,082	5,782
	38,362	38,970

Total assets	$360,737	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands, Except Share Data)

	September 30,	December 31,
	2007	2006
	(Unaudited)

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$31,499	$31,462
Notes payable to bank	4,034	4,525
Accrued expenses	27,010	22,542
Accrued income taxes	4,789	3,640
Deferred income taxes	2,964	2,717
Current portion of long-term debt	5,651	5,758
Total current liabilities	75,947	70,644

Other liabilities:
Long-term debt	17,745	67,578
Accrued pension liability	26,914	26,814
Deferred income taxes	1,948	1,673
Accrued postretirement benefits	2,080	2,414
Other liabilities	4,382	4,428
	53,069	102,907

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share;
Authorized 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares — 12,472,992 at September 30, 2007 and 9,919,992 at December 31, 2006	125	99
Additional paid-in capital	114,939	59,741
Retained earnings	129,509	116,438
Treasury shares — 996,076 at September 30, 2007 and 1,083,117 shares at December 31, 2006	(13,066)	(13,916)
Accumulated other comprehensive income (loss)	214	(5,253)
Total shareholders’ equity	231,721	157,109

Total liabilities and shareholders’ equity	$360,737	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$83,683	$79,243	$260,359	$233,197
Cost of sales	57,517	55,229	176,926	162,694
Gross profit	26,166	24,014	83,433	70,503

Selling, general and administrative expenses	22,467	18,257	62,093	55,797
Income from operations	3,699	5,757	21,340	14,706

(Gain) on sale of assets	(1,372)	—	(1,372)	—

Interest expense	502	1,425	2,585	3,882
Interest (income)	(63)	(33)	(171)	(213)
Income before income taxes	4,632	4,365	20,298	11,037

Income taxes	917	1,604	5,275	3,322
Net income	$3,715	$2,761	$15,023	$7,715

Per share data:

Basic earnings per share:	$0.33	$0.31	$1.48	$0.88
Weighted average number of common shares outstanding (in thousands)	11,301	8,771	10,151	8,767

Diluted earnings per share:	$0.32	$0.31	$1.46	$0.88
Weighted average number of common shares outstanding (in thousands)	11,432	8,806	10,277	8,800

Cash dividends declared per share	$0.05	$0.03	$0.15	$0.09

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)	(Unaudited)

Operating activities
Net income	$15,023	$7,715
Adjustments to reconcile net income to net provided by operating activities:
Depreciation and amortization	7,253	7,372
Provision for deferred income taxes	462	104
Gain on sale of assets	(1,352)	—
Unrealized intercompany foreign currency transaction (gain)	(1,439)	(1,276)
Changes in operating assets and liabilities:
Accounts receivable	256	487
Notes receivable	2,682	1,350
Inventories	(26,374)	(11,606)
Prepaids/other assets	1,094	(2,984)
Accounts payable	(473)	3,324
Accrued expenses	3,690	(1,365)
Accrued postretirement benefits	(334)	(308)
Net cash provided by operating activities	488	2,813

Investing activities
Capital expenditures	(3,615)	(2,715)
Proceeds from sale of assets	3,629	—
Purchase of Bridgeport kneemill technical information	—	(5,000)
Purchase of minority interest in Hardinge Taiwan	—	(110)
Purchase of U-Sung Co., Ltd.	—	(5,071)
Purchase of Canadian entity net of cash acquired	(238)	—
Net cash (used in) investing activities	(224)	(12,896)

Financing activities
(Decrease) increase in short-term notes payable to bank	(158)	2,227
(Decrease) increase in long-term debt	(50,237)	9,252
Net Proceeds from issuance of common stock	55,946	—
Net (purchases) of treasury stock	(89)	(83)
Dividends paid	(1,590)	(796)
Net cash provided by financing activities	3,872	10,600

Effect of exchange rate changes on cash	628	146
Net increase in cash	4,764	663

Cash at beginning of period	6,762	6,552

Cash at end of period	$11,526	$7,215